1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stephen A. Fowle

September 28, 2007	(302) 571-6833

  WSFS AUTHORIZES ADDITIONAL STOCK REPURCHASE PLAN

WSFS Financial Corporation (NASDAQ/NMS: WSFS), the parent company of Wilmington Savings Fund Society, FSB, today announced that its Board of Directors has approved an open authorization to repurchase up to an additional 10% of its outstanding shares of common stock, or approximately 630,000 shares.

Management has nearly completed the repurchase of the 650,000 shares authorized by the Board in August 2005. Since August of 2005, WSFS has repurchased 617,000 shares or nearly 10% of its outstanding shares at an average price of $64.96, including 86,000 shares in the third quarter of 2007 at an average price of $56.38 per share. WSFS has purchased approximately 66% of its outstanding shares at an average price of $25.54 since its repurchase programs began in 1996.

WSFS Financial Corporation (NASDAQ: WSFS) is a $3.0 billion financial services company. Its principal subsidiary, Wilmington Savings Fund Society, FSB, operated 29 retail banking offices in all three counties in Delaware, as well as Chester and Delaware Counties in Pennsylvania, providing full banking services under the WSFS Bank brand, and wealth management and personal trust services under Wilmington Advisors, a division of WSFS Bank. Other operating subsidiaries include WSFS Investment Group, Inc., Montchanin Capital Management, Inc. and WSFS Reit, Inc. WSFS, celebrating its 175th anniversary, is one of the ten oldest banks continuously operating under the same name in the United States. For more information, please visit the Bank’s website at www.wsfsbank.com.

* * *

Statements contained in this news release, which are not historical facts, are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by WSFS Financial Corporation with the Securities and Exchange Commission from time to time. The Corporation does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Corporation.

# # #